Exhibit 10.4

MANUFACTURING SUPPLY AGREEMENT

This Manufacturing Supply Agreement (as may be amended, restated, supplemented or otherwise modified in accordance with Article XXVI, this “Agreement”) is made and entered into as of February 2, 2021 (the “Effective Date”), by and between Mohawk Group, Inc. (“Buyer”), a Delaware corporation, with a place of business at 37 E 18th St., 7th Floor, NY, NY 10003 and Healing Solutions, LLC (“Supplier”), a Delaware limited liability company, with offices located at 4703 W. Brill St., Suite 101, Phoenix, AZ, 85043. Supplier and Buyer are sometimes individually referred to herein as a “Party” and are collectively referred to as the “Parties”. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, on the Effective Date, (i) Mohawk Group Holdings, Inc., a Delaware corporation (“Parent”) and Truweo, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (together in their capacity as Purchaser thereunder), (ii) Supplier (in its capacity as Seller thereunder), and (iii) Jason R. Hope and (iv) Super Transcontinental Holdings, LLC, a Delaware limited liability company, as the sole voting member of Seller, entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which Purchaser (as defined in the Purchase Agreement) acquired and assumed (either directly or indirectly through one or more Purchaser Designees (as defined in the Purchase Agreement)) from Seller, all of the Acquired Assets and the Assumed Liabilities, respectively;

WHEREAS, following the Closing, Supplier will remain engaged in the Retained Business; and

WHEREAS, from and after the Closing, Buyer desires that Seller manufacture and supply certain Products (as defined below) to Buyer, and Buyer desires to purchase such Products from Seller, on a temporary basis pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the undertakings of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I.

MANUFACTURE AND SALES OF PRODUCTS.

1.1. Products; Forecasts. Supplier shall manufacture and supply to Buyer the products listed on Exhibit A (the “Products”), pursuant to the terms and conditions set forth in this Agreement. On the 15th day of each month during the Term, Buyer shall provide Supplier with a rolling forecast of its anticipated requirements for the Products for the following month, set out by Product and in the case of each Product in an amount not less than the minimum quantity set forth for such Product in Exhibit A (the “Forecast”). If timely requested by Buyer, Supplier shall use commercially reasonable efforts to manufacture or supply to Buyer in any particular month more than 100% of Buyer’s Forecast for the applicable month, but Supplier shall have no liability for failure to manufacture or supply any amount of Product in excess of the applicable Forecast. Buyer may order less than its Forecast with the written consent of Supplier, which consent shall not be unreasonably withheld, conditioned or delayed.

1.2. Production, Exclusivity. Supplier shall produce and supply the Products to Buyer pursuant to the terms and conditions of this Agreement and in accordance with the Quality Standard (defined below) until such time as this Agreement has been terminated in accordance with its terms. Supplier shall conduct in-process and final inspections and testing of the Products in the ordinary course of the Retained Business consistent with Supplier’s past practice (prior to the date hereof) relating to the Products to ensure that the Products are manufactured in accordance with the Quality Standard. Supplier shall not change the manufacturing process of any Product in a manner that adversely affects the quality, design, material inputs, appearance or regulatory compliance of such Product without Buyer’s written consent, which consent shall be in Buyer’s sole discretion, acting reasonably. The Products to be manufactured hereunder are solely for the account of Buyer and Supplier may not sell or offer for sale, distribute, or otherwise dispose of the Products to any other person or entity without the prior written consent of Buyer, which consent shall be at Buyer’s sole discretion; provided, however, that if Buyer fails to take Product in a quantity equal to the applicable Forecast for a month without Supplier’s consent, then Supplier shall be permitted to sell such untaken Product to any other person or entity; provided, further, that any such products sold to any other person or entity shall not be marketed or sold under any of the Acquired Marks (as defined in the Purchase Agreement). For the avoidance of doubt, no such Products sold to any person or entity other than Buyer in accordance with the foregoing sentence shall be included on any invoice and Buyer shall not be obligated to pay for such Product.

1.3. Status Meetings. The Parties will meet at least every two weeks, or no later than 10 days following the request of either Party, to review matters related to the production of the Products under this Agreement and to revise and make changes, as may be necessary, to the Products.

ARTICLE II.

MANUFACTURING AND QUALITY OF PRODUCTS.

2.1. Quality Standard. Supplier shall manufacture, store, pack, label and transport the Products in accordance with all applicable Laws (including with respect to regulatory compliance) and in the ordinary course of the Retained Business consistent with Supplier’s past practice (prior to the date hereof), relating to the Products and such Products shall: (a) not have a “Use By”, “Expiration Date” or similar date reference that is within one year of the date on which such Product is shipped to Buyer pursuant to the terms hereof and (b) be equal in or exceed the quality, design, material, appearance and workmanship of a representative unit of the units of Specified Inventory that were Acquired Assets and acquired by Buyer and its Affiliates pursuant to the Purchase Agreement (collectively, the “Quality Standards”); provided, however, that if any product becomes the subject of a recall or a Proceeding, such Product shall be automatically deemed to not meet the Quality Standards.

2.2. Samples. Buyer may request at any time during the term of this Agreement that Supplier provide Buyer production samples of the Products on a monthly basis, or more frequently as Buyer may deem reasonably necessary, in its sole discretion, in the event of material product performance failures or excessive consumer complaints, so that Buyer may evaluate in its sole but reasonable discretion whether such production samples conform to the Quality Standard.

2.3. Subcontracting. Supplier may not subcontract any of the services or obligations under this Agreement (except those services or obligations normally outsourced by Supplier in the ordinary course of the Retained Business consistent with Supplier’s past practice (prior to the date hereof) relating to the Products) without the express written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.4. Facilities and Audit.

(a) Buyer shall have the right to inspect Supplier’s facilities, or any other location where the Products are manufactured, and to review Supplier’s production of the Products; provided, that any such inspection will occur during business hours, not interfere with the operation of the Retained Business and only after Buyer has given Supplier at least five days prior written notice of its request for such inspection. Supplier shall fully cooperate with Buyer with respect to any request for inspection of Supplier’s facilities. If during any such inspection Buyer determines that Supplier’s manufacturing facilities or the production of the Products do not comply with the Quality Standards, Buyer shall have 15 days following the date of such inspection to furnish Supplier with written notice of any such deficiency (“Deficiency Notice”). Upon receipt of any Deficiency Notice, Supplier shall promptly, and in any event within 15 days of such receipt, take all commercially reasonable steps necessary to rectify each deficiency set forth therein; provided that if Supplier becomes aware that it will be unable to rectify any noncompliance with the Quality Standards it shall promptly provide written notice to Buyer.

(b) In the event Supplier does not agree with the matters set forth in the applicable Deficiency Notice, the matter shall be referred to each Party’s executive leadership team for resolution; provided, however, that pending the resolution of any such dispute the Parties shall abide by and perform in accordance with the Deficiency Notice until it is overturned or modified by the executive leadership team. In the event the respective Parties’ executive leadership teams are unable to resolve the matter, the matter shall be resolved pursuant to Article XIV.

ARTICLE III.

PURCHASE ORDERS; PRICING.

3.1. Purchase Orders. Buyer shall order Products by submitting a purchase order to Supplier via email to [...***...], each consistent with the terms and conditions of this Agreement, including the quantity requirements of Section 1.1 (“Purchase Orders”). The Parties may agree in writing to alternative methods and formats of submitting Purchase Orders; provided that such changes to Purchase Order submittal methods and formats shall not alter any other term or condition of this Agreement. The initial format of the Purchase Orders shall be Buyer’s form. Each Purchase Order shall specify (i) the Products and quantity thereof being ordered, (ii) Product prices, (iii) payment terms, and (iv) the date by which Buyer needs the goods to be delivered to Buyer. Delivery dates must be during the term of the Agreement, except that Buyer may submit a Purchase Order with a requested delivery date after the expiration or termination of this Agreement, in which case the terms and conditions of this Agreement shall apply to such shipment, but under no circumstances shall such shipment be deemed to be or construed as being a renewal or extension of this Agreement. The Parties agree that the terms of this Agreement shall prevail over any conflicting terms and conditions in any Purchase Order or any acknowledgment or other responsive document provided by Supplier. Any terms that modify or conflict with this Agreement included in a Purchase Order or in any acknowledgment or other responsive document provided by Supplier shall be deemed null and void, and neither Buyer nor Supplier shall be required to comply therewith. Any such modifications or deviations must be in writing and signed by both Parties pursuant to Section 26.1.

3.2. Acceptance of Purchase Orders. Supplier shall accept all Purchase Orders promptly upon submission, and in any event no more than two Business Days following receipt of such Purchase Order, that are consistent with the applicable Forecast unless an event of Force Majeure exists.

3.3. Pricing.

(a) The initial prices for the Products are set forth on the schedule included as Exhibit A, which prices reflect Supplier’s cost of raw materials, transportation and labor related costs in connection with the manufacture and supply of the Products as of the date hereof.

(b) Such initial prices shall be adjusted as necessary during the Term to reflect any actual increases or decreases to the price of raw materials, transportation or labor incurred by Supplier in the manufacturing and supply of the Products. Supplier shall provide Buyer written notice of any increase or decrease in the price of raw materials, transportation or labor by more than a de minimus amount (which amount shall be deemed for purposes of this Agreement to mean an amount of not more than one percent (in the aggregate for such costs on a given Purchase Order) from the amount of such costs as set forth on Exhibit A).

(c) Notwithstanding the foregoing, if Supplier’s cost of goods increases on or after the Effective Date as a result of it switching to higher cost raw materials than were used by Supplier prior to the Effective Date in order to meet the standard of applicable Law (as in effect on the Effective Date), then such cost increase shall be for Seller’s account and shall not be passed on to Buyer through increased prices for the affected Product(s) or otherwise.

(d) Subject to the limitations in this Section 3.3, Supplier shall invoice and Buyer shall pay Supplier for the Products purchased under each Purchase Order at Supplier’s cost of raw materials, transportation and labor. Prices do not include, and except as otherwise provided herein, Supplier shall not be responsible for, the cost of any required federal, state or local taxes, duties, export or custom charges, VAT charges, brokerage or other fees. If Buyer provides a resale certificate to Supplier in connection with Buyer’s purchase of any Products or any other goods hereunder Supplier shall not charge or remit any sales tax on the sale to Buyer of Products or any other goods hereunder.

ARTICLE IV.

INVOICES AND PAYMENT TERMS.

4.1. Supplier shall deliver an invoice to Buyer promptly following the last day of each calendar month, and in any event no later than three days following the last day of such month, setting forth the amounts owed for each shipment of Products that occurred during such month.

4.2. All invoices submitted by Supplier to Buyer in respect of a given month shall be due and payable by the 15th day of the following month by wire transfer of immediately available funds to the bank account identified by Supplier on the relevant invoice. If Buyer disputes any amount purportedly owed in an invoice, Buyer shall pay the undisputed portion of the invoice as set forth in this ARTICLE IV, and notify Supplier in writing as to the amount in dispute and the basis on which Buyer is disputing the applicable portion of such invoice. Buyer shall be permitted to offset the cost it previously paid for any Products ordered under a prior Purchase Order in respect of which the Products delivered thereunder were returned or recalled against the cost that would be due and payable for Products under a new Purchase Order.

ARTICLE V.

SHIPMENTS OF PRODUCTS.

5.1. Shipment Terms; Title and Risk of Loss. All Products acquired by Buyer under this Agreement will be suitably packaged for shipment in Supplier’s standard containers, marked for shipment to Buyer at the address specified in the Purchase Order, and delivered to Buyer or the forwarding agent selected by Buyer. Shipment of Products under this Agreement shall be F.O.B. destination. Supplier shall use its commercially reasonable efforts to ship Products to Buyer on or before the requested delivery date designated in a Purchase Order. Any expense for any special packaging or any special delivery requested by Buyer shall be borne by Buyer. Supplier shall advise Buyer regarding any such extraordinary packaging or delivery expenses in advance and Buyer shall agree to same before incurring any liability for such expenses. Title and risk of loss will pass F.O.B. destination.

5.2. Transportation Charges. Notwithstanding anything herein to the contrary but subject to Supplier passing-through transportation related costs in its pricing to Buyer pursuant to Section 3.3, Supplier shall pay all transportation costs related to Products sold hereunder and further agrees to pay all transportation charges incurred in delivering the Products to Buyer as directed in the relevant Purchase Order.

5.3. Acceptance of Shipments. Buyer shall be deemed to have accepted any Product delivered by Supplier pursuant to Purchase Order unless such Product was actually delivered to an Amazon Fulfillment Center but was not accepted by such Amazon Fulfillment Center for any reason or at any time. Any Products that are deemed not to be accepted in accordance with the foregoing sentence shall be replaced by Supplier at no additional cost to Buyer. If Supplier disputes any finding by the applicable Amazon Fulfillment Center that a Product is defective or nonconforming, such dispute shall be solely between Amazon and Supplier and Buyer shall have no obligations or liabilities in respect thereof.

5.4. Product Recall. If any Governmental Authority issues a recall or takes similar action in connection with the Products, or if Supplier determines that an event, incident or circumstance has occurred which may reasonably require a recall or market withdrawal, including without limitation any customer or vendor complaints received by Supplier and relating to a Product’s or Products’ adverse health and safety implications or other similar characteristics, Supplier shall promptly advise Buyer of the circumstances in writing. Buyer shall have the right to control any Product recall process, and Supplier shall cooperate in the event of a Product recall with respect to the reshipment, storage or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end users. Supplier shall pay all reasonable expenses incurred by Buyer in connection with such a recall, including the costs of shipping, storing and/or destroying Products to the extent that such recall is reasonably determined to have been caused by Supplier’s breach of the terms of this Agreement. Buyer shall be responsible for the expenses of effecting any such recall (including any reasonable and documented out-of-pocket expenses incurred by Supplier in connection with such cooperation) in all other instances. Supplier shall promptly refer to Buyer for all responses to all customer complaints involving the health, safety, quality, composition or packaging of the Products, or which could in any way be adverse to Buyer’s and/or Products’ reputation and brands. For the avoidance of doubt, Supplier shall notify Buyer of any Governmental Authority or material customer inquiries regarding the Products of which Supplier becomes aware.

ARTICLE VI.

WARRANTY.

6.1. Supplier represents and warrants that the Products will (i) be owned by Supplier free and clear of any liens, claims or encumbrances; (ii) conform to the Quality Standards; (iii) be fit and sufficient for the purposes for which the Products were manufactured and sold to Buyer; (iv) be free from defects in design, material and workmanship; and (v) be new and merchantable. Supplier acknowledges and agrees that these representations and warranties shall survive the acceptance of the Products by an Amazon Fulfillment Center and end users of the Products, are provided for the benefit of Buyer and its successors, assigns and end users of the Products purchased hereunder by Buyer, and are in addition to any warranties and remedies to which the Parties may otherwise agree upon, which are provided by Law, or are contained in any of Supplier’s standard product warranties that accompany the Products

ARTICLE VII.

CONFIDENTIALITY.

7.1. Confidential Information. The Parties acknowledge that for the purpose of the performance of this Agreement and the production and sale of the Products hereunder, one Party may disclose to the other Confidential Information (defined below). The Party disclosing Confidential Information is referred to as the “Disclosing Party” and the Party receiving such Confidential Information as the “Receiving Party.” For the purpose of this Agreement, “Confidential Information” shall mean information concerning a Party’s products, business and operations including information relating to business plans, analyses, compilations, studies, notes, copies, memoranda, financial records, customers, suppliers, vendors, products, product samples, costs, sources, strategies, inventions, procedures, sales aids or literature, technical advice or knowledge, contractual agreements, pricing, price lists, product white paper, product specifications, trade secrets, procedures, distribution methods, inventories, marketing strategies and interests, algorithms, data, designs, drawings, work sheets, blueprints, concepts, samples, inventions, manufacturing processes, computer programs and systems and know-how or other intellectual property, of a Party and its affiliates that may be at any time furnished, communicated or delivered by the Disclosing Party to the Receiving Party, whether in oral, tangible, electronic or other form; (ii) the terms of any agreement, including this Agreement, and the discussions, negotiations and proposals related to any agreement; (iii) information acquired during any tours of or while present at a Party’s facilities; and (iv) all other non-public information provided by the Disclosing Party hereunder including, but not limited, to financial, technical and business information. All Confidential Information shall remain the property of the Disclosing Party.

7.2. Use of Confidential Information; Standard of Care. The Receiving Party shall maintain the Confidential Information in strict confidence and disclose the Confidential Information only to its employees and agents who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who have entered into a written confidentiality agreement whereby such employees and agents are under confidentiality obligations in favor of the Disclosing Party that are no less restrictive than this Agreement. The Receiving Party shall at all times remain responsible for breaches of this Agreement arising from the acts of its employees and agents. The Receiving Party shall protect Confidential Information by using the same degree of care as the Receiving Party uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. The Receiving Party agrees not to use the Disclosing Party’s Confidential Information for its own purpose or for the benefit of any third party, without the prior written approval of the Disclosing Party. No Confidential Information furnished to the Receiving Party shall be duplicated or copied except as may be strictly necessary to effectuate the purpose of this Agreement.

7.3. Exceptions; Requested Disclosures. The Receiving Party shall not have any obligations to preserve the confidential nature of any Confidential Information that (a) the Receiving Party can demonstrate by competent evidence was rightfully in the Receiving Party’s possession before receipt from the Disclosing Party (provided, however, that this exception shall in no way operate as an exception to Supplier’s confidentiality obligations set forth in Section 5.13 of the Purchase Agreement); (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully provided to Receiving Party by a third party without, to the best of the Receiving Party’s knowledge and reasonable judgment, a duty of confidentiality; (d) is independently developed by the Receiving Party without use of the Confidential Information, as demonstrated by competent evidence; or (e) is disclosed by the Receiving Party with the Disclosing Party’s prior written approval. If the Receiving Party is confronted with legal action to disclose Confidential Information received under this Agreement, the Receiving Party shall, unless prohibited by applicable Law, provide prompt written notice to the Disclosing Party to allow the Disclosing Party an opportunity to seek a protective order or other relief it deems appropriate, and the Receiving Party shall reasonably assist the Disclosing Party in such efforts. If disclosure is nonetheless required, the Receiving Party shall limit its disclosure to only that portion of the Confidential Information which it is advised in writing by its legal counsel must be disclosed.

7.4. Unauthorized Use of Confidential information; Equitable Relief. If the Receiving Party discovers that any Confidential Information has been used, disseminated or accessed in violation of this Agreement, it will immediately notify the Disclosing Party; take all commercially reasonable actions available to minimize the impact of the use, dissemination or publication; and take any and all necessary steps to prevent any further breach of this Agreement. The Receiving Party hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information will result in irreparable harm to the Disclosing Party for which there will be no adequate remedy at Law. In addition to other remedies provided by Law or at equity, in such event the Disclosing Party shall be entitled to seek an injunction, without the necessity of posting a bond, to prevent any further breach of this Agreement by the Receiving Party.

7.5. Return of Confidential Information; Survival. The Receiving Party shall promptly return or, at Disclosing Party’s option, certify destruction of all copies of Confidential Information at any time upon request or within 15 days following the expiration or earlier termination of this Agreement. The foregoing shall not require Receiving Party to return or destroy electronic copies of Confidential Information created pursuant to their respective electronic backup and archival procedures. Notwithstanding any expiration or termination of this Agreement, the Receiving Party’s obligations to protect the Confidential Information pursuant to this Section will survive for two years after the expiration or earlier termination of this Agreement.

ARTICLE VIII.

INDEMNIFICATION.

8.1. Supplier’s Indemnity Obligations for Intellectual Property Infringement. Supplier agrees to defend, indemnify and hold harmless Buyer from and against any and all losses, damages, suits, expenses (including reasonable attorneys’ fees) and costs arising from a third party claim (collectively “Infringement Claims”) alleging that the Products sold to Buyer infringe, misappropriate, or otherwise violate any U.S. patent, trademark, copyright, or other U.S. intellectual property rights of any kind or nature excluding to the extent such claim is based upon (i) Supplier’s compliance with any information or instructions provided by Buyer, or (ii) modifications to the Product made by Buyer. If the use or sale of any Products furnished under this Agreement is enjoined as a result of an Infringement Claim, Supplier shall, at its own expense and option, either obtain on behalf of Buyer the right to continue to use or sell such Products, substitute an equivalent product reasonably acceptable to Buyer in its place but that still complies with the terms and conditions and obligations of this Agreement, or reimburse Buyer, on a commercially reasonable pro rata basis that reflects the benefits derived by the Buyer from the Products prior to such reimbursement, the purchase price of such Products. The foregoing shall constitute Buyer’s sole rights and remedies vis-à-vis Supplier in connection with any such Infringement Claim under this Agreement, but shall have no effect on any rights of Buyer under the Purchase Agreement.

8.2. Supplier’s Additional Indemnity Obligations. Supplier hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and their respective officers, directors, managers and employees from and against all third party claims, losses, damages, suits, expenses (including reasonable attorneys’ fees) and costs (collectively “Claims”) in connection with or airing out of (i) any failure of Supplier to manufacture, test, assemble, package, store, ship and deliver the Products in accordance with the Quality Standards, (ii) Supplier’s breach of any of its representations, warranties or obligations contained in this Agreement; (iii) any gross negligence, willful misconduct or fraud of Supplier or its agents, (iv) Supplier’s failure to fully conform to all Laws which affect the Products; or (v) any inaccurate, erroneous or incomplete trade agreement certifications, country of origin information, or export control classification numbers supplied to Buyer for Products furnished by Supplier under this Agreement; provided, however, that Supplier shall not be obligated to provide indemnification if any Claim arises out of or results from (A) Buyer’s gross negligence or willful misconduct, (B) changes made by Buyer relating to marketing, advertising or promotion of the Products, (C) any modifications or changes made to the Products by any

Person on behalf of Buyer after delivery by Supplier, or (D) use of the Products in combination with any products, materials or equipment supplied to Buyer by a Person other than Supplier, if the Claim could have been avoided by the use of the Products not so combined. This indemnification shall be in addition to any Product warranty obligations of Supplier, in which case all such Product warranty obligations are to be at Supplier’s sole expense with payment from the first dollar.

8.3. Buyer’s Indemnification Obligations. Buyer shall indemnify, defend and hold harmless Supplier and its Affiliates, and their respective officers, directors, managers and employees from and against any Claims (i) asserted by a third party arising out of or resulting from any breach by Buyer of the terms of this Agreement or (ii) that proprietary rights owned by Buyer, including, without limitation, the proprietary rights acquired by an Affiliate of Buyer under the Purchase Agreement, infringe upon or violate any patent, trademark, copyright, trade secret or other proprietary rights of any third party (subject to any right Buyer has to seek recourse or indemnification from Seller under the Purchase Agreement).

8.4. Procedures for Indemnification. Promptly after receipt of any written claim or notice of any action giving rise to a claim for indemnification, the indemnitor will provide the indemnitee with written notice of the claim or action. Indemnitor will provide the indemnitee with reasonable cooperation and assistance in the defense or settlement of any Claim, and grant indemnitee control over the defense and settlement of the same; provided that indemnitor shall be entitled to participate in the defense of the Claim and to employ counsel at its own expense to assist in the handling of such Claim. Indemnitee shall not agree to any settlement which results in an admission of liability by indemnitor without indemnitor’s prior written consent. If indemnitee fails to assume the defense of any Claim, or does not diligently pursue such defense, indemnitor may retain counsel and assume the defense of such Claim at the cost of indemnitee, and in that case, indemnitee shall reimburse indemnitor for all of its reasonable attorneys’ fees, costs and damages incurred in settling or defending such claims within 15 days of each of indemnitee’s written requests.

ARTICLE IX.

INSURANCE.

9.1. Supplier shall obtain and keep in force during the term of this Agreement, (i) Worker’s Compensation insurance in compliance with the statutory requirements for worker’s compensation of the state or states in which it has employees performing any work related to this Agreement; (ii) and employer’s liability insurance on a per occurrence basis with a minimum limit of $2,000,000 per occurrence; and (iii) Commercial General Liability (“CGL”) insurance, including contractual liability and product liability, with a combined single limit for bodily injury and property damage of not less than $5,000,000. Supplier shall provide Buyer with a certificate of insurance evidencing the above coverages on forms furnished by or reasonably acceptable to Buyer or upon Buyer’s request provide true copies of the insurance policies. The CGL insurance policy shall name Buyer as an additional insured, but only with respect to liability arising out of this Agreement, and shall cover all claims arising out of incidents or events occurring during the term of the policies. Supplier shall maintain its CGL insurance for a period of two years after the termination or expiration of this Agreement.

ARTICLE X.

TERM.

10.1. This Agreement shall have a term of fifteen (15) months from the Effective Date (the “Term”), unless earlier terminated in accordance with the provisions in Article XI.

ARTICLE XI.

TERMINATION.

11.1. Termination for Breach.

(a) Buyer may terminate this Agreement at any time in the event of a breach by Supplier of a covenant, commitment or obligation under this Agreement (unless attributable to a Force Majeure Event set forth in Section 11.5) that remains uncured after 30 days following written notice thereof from Buyer to Supplier. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by Buyer. Termination shall be in addition to any other remedies that may be available to Buyer.

(b) Supplier may terminate this Agreement only if Buyer does not pay an amount due hereunder in accordance herewith and such nonpayment remains uncured after 30 days following written notice thereof from Supplier to Buyer. Such termination shall be effective automatically upon the expiration of the applicable notice period, without further notice or action by Supplier.

11.2. Termination for Bankruptcy, Insolvency or Financial Insecurity. Either Party may terminate this Agreement immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within 90 days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including rejection of this Agreement pursuant to 11 U.S.C. § 365.

11.3. Termination for Convenience. Buyer may terminate this Agreement at any time with or without cause by giving sixty (60) days written notice.

11.4. Obligations upon Termination. Termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder and amounts unpaid at the time of such termination. Buyer shall be responsible for the payment of any delivered Products that were shipped to Buyer prior to termination. Upon termination or expiration of this Agreement for any reason, Supplier shall perform a physical inventory of all finished Products, work in progress, and raw materials and Buyer shall have the right to observe such physical inventory. Buyer shall purchase from Seller all finished Products, work in progress, and raw materials which have been produced or purchased by Supplier on behalf of Buyer in accordance with a Forecast or Purchase Order issued pursuant to this Agreement. Any finished Products, work in progress, and raw materials shall be shipped to Buyer at Buyer’s expense.

ARTICLE XII.

FORCE MAJEURE.

12.1. Neither Party shall be liable hereunder for any failure or delay in the performance of its obligations under this Agreement, if such failure or delay is on account of causes beyond its reasonable control, including civil commotion, war, fires, floods, accident, earthquakes, inclement weather, telecommunications line failures, electrical outages, network failures, governmental regulations or controls, casualty, strikes or labor disputes, terrorism, pandemics (excluding the COVID-19 pandemic in effect as of the date hereof), epidemics, local disease outbreaks, public health emergencies, communicable diseases, quarantines, acts of God, in addition to any and all events, regardless of their dissimilarity to the foregoing, beyond the reasonable control of the Party so defaulting or delaying in the performance of this Agreement (each such event, a “Force Majeure Event”), for so long as such Force Majeure Event is in effect. For the avoidance of doubt, the Parties agree that the effects of the COVID-19 pandemic that is ongoing as of the date hereof shall not constitute a Force Majeure Event. Each Party shall use reasonable efforts to notify the other Party of the occurrence of a Force Majeure Event within five (5) Business Days of its occurrence. Should a Party experience a Force Majeure Event, it shall take all reasonable measures to mitigate any impact that such event has on its performance of this Agreement, and shall take all reasonable steps to perform despite such event.

ARTICLE XIII.

COMPLIANCE WITH LAWS.

13.1. Supplier represents, warrants and covenants that it shall comply in all respects with all applicable Laws with respect to the manufacture, sale, resale, handling, and disposal of any Products subject to this Agreement and its performance of this Agreement. Buyer represents, warrants and covenants that it shall comply in all respects with all applicable Laws with respect to the performance of this Agreement.

ARTICLE XIV.

GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

14.1. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

14.2. Consent to Jurisdiction. Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in any state or federal court located in New York County, State of New York and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

14.3. WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.3.

ARTICLE XV.

EXPENSES.

15.1. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

ARTICLE XVI.

REPRESENTATIONS AND WARRANTIES.

16.1. Supplier represents and warrants to Buyer that it is a limited liability company duly formed and organized, validly existing, and in good standing under the Laws of the State of Delaware and is authorized to do business in each jurisdiction in which it conducts its business. Buyer represents and warrants to Supplier that it is a corporation duly formed and organized, validly existing, and in good standing under the Laws of the State of Delaware and is authorized to do business in each jurisdiction in which it conducts its business.

16.2. Each Party represents and warrants to the other Party that (i) its sale or resale of Products, as applicable, under this Agreement does not violate any existing material obligations or contracts; (ii) it has the full legal right, power, and authority to enter into and perform this Agreement and that all requisite corporate and other approvals have been obtained; (iii) the individual(s) signing this Agreement on its behalf is authorized to execute this Agreement and that no further proof of authorization shall be required; and (iv) there are no pending or threatened actions or proceedings or government investigations against it that may affect its performance of this Agreement.

ARTICLE XVII.

FURTHER ACTS; COOPERATION.

17.1. Each Party agrees that, upon reasonable request of the other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement or to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the Products to be acquired as a result of or in connection with this Agreement.

ARTICLE XVIII.

ASSIGNMENT.

18.1. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations, in whole or in part, without the consent of Supplier, to an Affiliate of Buyer, provided, further, that no such assignment shall relieve Buyer of any liability or obligations under this Agreement. Any attempted assignment in violation of this ARTICLE XVIII shall be void ab initio.

ARTICLE XIX.

INDEPENDENT CONTRACTOR.

19.1. The relationship of the Parties hereto is that of vendor and purchaser. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Each of the Parties is an independent contractor and neither Supplier nor Buyer has the authority to bind or contract any obligation in the name of or on account of the other Party or to incur any liability or make any statements, representations, warranties or commitments on behalf of the other Party, or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of the salaries of its employees and personnel (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

ARTICLE XX.

SEVERABILITY.

20.1. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

ARTICLE XXI.

HEADINGS; CONSTRUCTION.

21.1. The headings/captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. Unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to.” This Agreement is the result of negotiations between the Parties and their counsel. Accordingly, this Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation, and any ambiguity that might exist herein shall not be construed against the drafting Party.

ARTICLE XXII.

RIGHTS CUMULATIVE.

22.1. The rights and remedies of the Parties herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or equity.

ARTICLE XXIII.

COUNTERPARTS.

23.1. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

ARTICLE XXIV.

SURVIVAL.

24.1. Section 4.1 (Invoices and Payment Terms), Article VI (Warranty), Article VII (Confidentiality), Article XIV (Governing Law; Consent to Jurisdiction; Service of Process; Waiver of Jury Trial) and Article XV (Expenses) shall survive any termination or expiration of this Agreement regardless of the cause and even if resulting from the material breach of either Party.

ARTICLE XXV.

NOTICE.

25.1. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) as of the date transmitted when transmitted by electronic mail, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Article XXV (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to Supplier:	Healing Solutions, LLC 4703 W. Brill St. Suite 101 Phoenix, AZ 85043] E-Mail: [...***...] Attention: Richard Perry

with a copy to (which shall not constitute notice):	Squire Patton Boggs 1 E. Washington St. Suite 2700 Phoenix, AZ 85004 E-Mail: [...***...] Attention: Brian A. Cabianca

If to Buyer:	Mohawk Group, Inc. c/o Mohawk Group Holdings, Inc. 37 E 18th St., 7th Floor NY, NY 10003 E-Mail: [...***...] Attention: Christopher J. Porcelli

with a copy to (which shall not constitute notice):	Paul Hastings LLP 1117 S California Ave, Palo Alto, CA 94304 E-Mail: [...***...] Attention: Jeff Hartlin

ARTICLE XXVI.

AMENDMENT; WAIVER.

26.1. This Agreement may be amended, modified or waived only by the written agreement of the Parties. Unless otherwise specifically provided herein, no failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder and no single or partial exercise of any such right or power shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

ARTICLE XXVII.

ENTIRE AGREEMENT.

27.1. All references in this Agreement shall include all Exhibits and Schedules hereto. This Agreement, the Purchase Agreement, and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter. Supplier acknowledges and agrees that neither Buyer nor any of its Affiliates or representatives are making, and neither Supplier nor any of its Affiliates is relying upon, any representations, warranties or other statements by Buyer or any of its Affiliates or representatives except to the extent set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement limits, abridges, cancels, amends, terminates, modifies, or waives in any respect any representations, warranties, covenants, rights, remedies, obligations, or liabilities of any kind or nature of either Party under the Purchase Agreement.

[The remainder of this page is intentionally left blank.]

In witness whereof, the Parties have executed this Agreement on the date set forth below.

BUYER:

MOHAWK GROUP, INC. A Delaware corporation

/s/ Fabrice Hamaide
Fabrice: Hamaide:

(Signature Page to Manufacture Supply Agreement)

In witness whereof, the Parties have executed this Agreement on the date set forth below.

SUPPLIER:

HEALING SOLUTIONS, LLC A Delaware limited liability company

/s/ Jason R. Hope
Name: Jason R. Hope Title: Manager

(Signature Page to Manufacture Supply Agreement)